EXHIBIT 21

                         Subsidiaries of the Registrant


Name                                Jurisdiction                     Percentage Ownership
OVM Development Limited             British Virgin Islands           100%

Liuzhou OVM Construction            People's Republic                70% (by ODL)
Machinery Company Limited           of China

OVM Prestress Co. Pte.              Republic of Singapore            50% (by Liuzhou OVM)
Ltd.

Liuzhou OVM Trading                 People's Republic                95% (by Liuzhou OVM)
Co. Ltd.                            of China